    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000

                                                      Registration No. 333-02895

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ____________________


                               CLECO CORPORATION
             (Exact name of registrant as specified in its charter)



                                                  2030 Donahue Ferry Road
          Louisiana                            Pineville, Louisiana 71360-5226                     72-1445282
(State or other jurisdiction of                        (318) 484-7400                           (I.R.S. Employer
incorporation or organization)       (Address, including zip code, and telephone number,       Identification No.)
                                            including area code, of registrant's
                                                principal executive offices)

                             MICHAEL P. PRUDHOMME
                              SECRETARY-TREASURER
                               CLECO CORPORATION
                            2030 DONAHUE FERRY ROAD
                        PINEVILLE, LOUISIANA 71360-5226
                                (318) 484-7400
                      (Name, address, including zip code,
                     and telephone number, including area
                          code, of agent for service)

                              ____________________

No additional securities are to be registered, and registration fees were paid upon the filing of the original Registration Statement No. 333-02895. Therefore, no further registration fee is required.

================================================================================

                                EXPLANATORY NOTE

          This Post-Effective Amendment No. 1 (this "Amendment") to the Registration Statement on Form S-3 (Reg. No. 333-02895) (the "Registration Statement") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), by Cleco Corporation, a Louisiana corporation formerly known as Cleco Holding Corporation (the "Company"), which is the successor to the former Cleco Corporation ("Old Cleco"), following a reorganization and share exchange effected on July 1, 1999 (the "Reorganization") for the purpose of forming a public utility holding company. In connection with the Reorganization, the Company became the wholly owning parent company of Old Cleco, which was renamed Cleco Utility Group Inc., and the former owners of Old Cleco common stock became the owners of common stock of the Company. Prior to the Reorganization, the Company had only nominal assets and liabilities. In connection with the Reorganization, the Company succeeded by operation of law to all of the assets and liabilities of Old Cleco. The Reorganization was approved by Old Cleco's shareholders at a meeting for which proxies were solicited pursuant to section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Except as modified by this Amendment, the Company, by virtue of this Amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

                                    PART II

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL") provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

          Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorney's fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

          The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal,
(iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person's willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

          The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in policies covering liabilities up to $85 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $65 million incurred by directors, officers and certain other employees of the Company in connection with the administration of the Company's employee benefit plans.

          Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit. The Company's Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL. Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director's or officer's liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

ITEM 16.  EXHIBITS

See the attached Exhibit Index that follows the Signature Page.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, State of Louisiana, on this 16th day of March, 2000.

                                        CLECO CORPORATION


                                        By:  /s/ Gregory L. Nesbitt
                                             ------------------------------
                                                 Gregory L. Nesbitt
                                                 Chairman and Chief
                                                 Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Prudhomme and Kathleen F. Nolen, and each of them, his or her true and lawful attorneys-in-fact and agents with power to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and this Post-Effective Amendment
No. 1 to the Registration Statement, and all instruments necessary or incidental thereto, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform every act whatsoever necessary or desirable to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       /s/ Gregory L. Nesbitt              Chairman, Chief Executive                    March 16, 2000
-------------------------------------      Officer and Director
           Gregory L. Nesbitt              (Principal Executive Officer)


        /s/ Thomas J. Howlin               Senior Vice President--Financial             March 16, 2000
-------------------------------------      Services and Chief Financial Officer
            Thomas J. Howlin               (Principal Financial Officer and
                                           Principal Accounting Officer)

                                           Director
-------------------------------------
          Sherian G. Cadoria


      /s/ Richard B. Crowell
-------------------------------------       Director                                    March 14, 2000
          Richard B. Crowell


      /s/ David M. Eppler
-------------------------------------       Director                                    March 16, 2000
          David M. Eppler



-------------------------------------       Director
          J. Patrick Garrett


      /s/ F. Ben James, Jr.
-------------------------------------       Director                                    March 15, 2000
          F. Ben James, Jr.

      /s/ Elton R. King
-------------------------------------       Director                                    March 14, 2000
          Elton R. King

      /s/ A. DeLoach Martin, Jr.
-------------------------------------       Director                                    March 14, 2000
          A. DeLoach Martin, Jr.

      /s/ Robert T. Ratcliff
-------------------------------------       Director                                    March 16, 2000
          Robert T. Ratcliff

      /s/ Edward M. Simmons
-------------------------------------       Director                                    March 14, 2000
          Edward M. Simmons

      /s/ William H. Walker, Jr.
-------------------------------------       Director                                    March 16, 2000
          William H. Walker, Jr.

                                 EXHIBIT INDEX

Exhibit
   No.       Description
-------      -----------

 2.1*        --  Plan of Reorganization and Share Exchange Agreement
                 dated as of June 30, 1999 between Cleco Corporation and Cleco Holding Corporation (Incorporated herein by this reference to Annex C to Cleco Corporation's
                 Registration Statement on Form S-4 (Registration No.
                 333-71643))

 4.1**       --  Form of Indenture

 4.2**       --  Form of Medium-Term Note (included in Exhibit 4.1)

 5.1         --  Opinion of Baker Botts L.L.P.

 23.1*       --  Consent of PricewaterhouseCoopers LLP (Incorporated
                 herein by this reference to Exhibit 23 to Cleco
                 Corporation's Form 10-K for the fiscal year ended
                 December 31, 1998)

 23.2*       --  Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

 24.1        --  Powers of Attorney (included on the signature page of
                 this Post-Effective Amendment No. 1)
________________________________
*  Incorporated herein by reference as indicated.

** To be filed by amendment or by a report on Form 8-K pursuant to Regulation
   S-K, Item 601(b).